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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-78776 and 333-42296) and Form S-8 (File Nos. 33-47319, 33-61722, 333-22305, 333-37093, 333-49080 and 333-104938) of UGI
Corporation of our report dated June 23, 2003 relating to the financial statements of UGI Utilities, Inc. Savings Plan, our report dated June 20, 2003 relating to the financial statements of AmeriGas Propane, Inc. Savings Plan and our report dated October 10, 2003 relating to the financial statements of UGI HVAC Enterprises, Inc. Savings Plan, which appear in this Form 10-K/A.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 28, 2004